For Immediate Release
                                                          ---------------------



                             The India Fund, Inc.
                 Announces Preliminary Results of Tender Offer

          New York, NY, September 30, 2002 -- The India Fund, Inc. (the "Fund") announced today that the Fund's tender offer for 3,063,433 of its issued and outstanding shares of common stock, representing approximately 10% of the Fund's outstanding shares, expired on Friday, September 27, 2002 at 11:59 p.m., New York City time.

          Based upon current information, approximately 23,825,735.4569 shares were tendered, including shares tendered pursuant to notices of guaranteed delivery. This number is subject to adjustment and should not be considered as final. Because the number of shares tendered exceeds 3,063,433 shares, the tender offer has been oversubscribed. Therefore, in accordance with the terms of the tender offer, the Fund will purchase shares on a pro rata basis for all tendering stockholders, other than stockholders holding 99 or less shares who tender all their shares and for whom the Fund will accept all shares properly tendered. Payment for such shares will be made on or about October 9, 2002. The purchase price of properly tendered shares is equal to 95% of the net asset value per share determined as of the close of the regular trading session of the New York Stock Exchange on September 27, 2002.

          The India Fund, Inc. is a closed-end management investment company that seeks long-term capital appreciation by investing primarily in Indian equity securities. The Fund is traded on the New York Stock Exchange under the trading symbol "IFN". Advantage Advisers, Inc., a subsidiary of CIBC World Markets Corp., serves as Investment Manager to the Fund.

          Periodically, updated information on the Fund can be obtained by calling the Fund's toll free number at 1-800-421-4777. Information provided includes a recorded update

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                                                          For Immediate Release
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including monthly portfolio manager commentary, weekly NAV calculations and other information.

          This press release may contain statements regarding plans and expectations for the future that constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking and can be identified by the use of words such as "may," "will," "expect," "anticipate," "estimate," "believe," "continue" or other similar words. Such forward-looking statements are based on the Fund's current plans and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Additional information concerning such risks and uncertainties are contained in the Fund's filings with the Securities and Exchange Commission.


Contact:   Advantage Advisers, Inc.
           1-800-421-4711